Exhibit 10.36
EXECUTION VERSION
BRANCH SALE AGREEMENT
Between
AnchorBank, fsb
and
Royal Credit Union
November 13, 2009

BRANCH SALE AGREEMENT
          THIS BRANCH SALE AGREEMENT is made as of November 13, 2009 (the “Agreement”), between AnchorBank, fsb (“Seller”) and Royal Credit Union (“Buyer”).
WITNESSETH:
          WHEREAS, Seller desires to transfer certain assets and liabilities of the branch offices identified on Exhibit A (the “Branches”) to Buyer; and
          WHEREAS, Buyer desires to purchase such assets and assume such liabilities;
          NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:
     1. Transfer of Assets, Liabilities and Deposits. As of 12:01 a.m. on the closing date agreed to by the parties (or as of 12:01 a.m. on the following business day if the closing date is on a Friday or before a legal holiday) (the “Effective Time”), Seller will sell, assign and transfer to Buyer (i) the assets of the Branches as set forth below in Section 1(a) as of the Effective Time (the “Assets”), (ii) Seller’s obligations with respect to the unfunded portions of outstanding lines of credit and loan commitments as set forth below in Section 1(b), as of the Effective Time (the “Unfunded Obligations”), and (iii) the deposits of the Branches as set forth below in Section 1(c) as of the Effective Time (the “Deposits”) free and clear of all liens and encumbrances of any kind except as disclosed in this Agreement or on the attached Exhibits, and Buyer will purchase the Assets and assume Seller’s obligations with respect to the Unfunded Obligations and the Deposits, and with respect to the Leases, Service Contracts and contractual obligations assumed by Buyer, as contemplated in Section 1(a)(1) and (2), below (the “Assumed Obligations”).
          (a) Assets. For purposes of this Agreement, “Assets” means all of Seller’s right, title and interest in and to:
               (1) (i) Seller’s right, title and interest in the real estate owned in fee by Seller upon which certain of the Branches are located, including all fixtures and improvements located thereon and all of Seller’s appurtenant rights therein, as such real estate is more fully described on the attached Exhibit A (the “Owned Real Estate”), and (ii) Seller’s right, title, and interest in the real estate leased by Seller upon which certain of the Branches are located, including all of Seller’s fixtures and improvements located thereon, and Seller’s rights and obligations under any leases made with respect thereto (including any amendments or modifications thereto, the “Leases”), as such real property is more fully described on the attached Exhibit A (the “Leased Real Estate”) (collectively, the Owned Real Estate and Leased Real Estate are referred to herein as the “Real Estate”);

               (2) the furniture, fixtures, equipment and automated teller machines, if any, owned or leased by Seller at the Branches, together with the furniture, fixtures or equipment of the Branches (all as identified on Exhibit B), and contracts relating to the operation and maintenance thereof and of the Real Estate which Buyer wishes to assume (the “Service Contracts”), but excluding computer software, licensed goods, signs or other materials bearing the words “AnchorBank, fsb” or its associated logos, variations or derivatives and minute books and other records of Seller not related to the Assets, Unfunded Obligations, or Deposits (the “Fixtures and Equipment”);
               (3) the safe deposit boxes and related agreements located at the Branches;
               (4) the loans (including any pool or pools of loans assembled by Seller, which may or may not be serviced by Seller as the parties may agree, and accepted by Buyer), other than Seller’s credit card accounts, shown on Seller’s books and records as being attributable to the Branches on which Buyer has completed due diligence and accepted for purchase (the “Accepted Loans” as identified on Exhibit C) together with any additional loans agreed to be transferred (“Additional Accepted Loans” to be identified on Exhibit D prior to the Effective Time), including in each case accrued but unpaid credits subject only to any Accepted Loan or Additional Accepted Loan which becomes thirty (30) or more days delinquent prior to the Effective Time, being deleted from the applicable Exhibit. In reviewing Seller’s loans for the purpose of identifying Additional Accepted Loans Buyer may, in its sole discretion, accept any pool or pools of loans assembled by Seller (which may or may not be serviced by Seller as the parties may agree) and/or any participated loans or interest in participated loans, and may exclude: (i) Loans Seller agrees to retain, if any, (ii) Loans for which the loan file fails to include any material documentation, (iii) Loans shown on Seller’s books and records as being attributable to the Branches and which have any required payment of principal or interest thirty (30) or more days overdue, (iv) Loans that are any second mortgages that together with the first mortgage bring the loan amount to greater than one hundred percent (100%) loan to value ratio if the loan is located in Wisconsin or ninety percent (90%) if located in the Minneapolis/St. Paul metropolitan area, (v) Loans that are not located within the service area of the Buyer inclusive of the Branch locations being acquired, (v) Loans that the borrower is not within the field of membership of the Buyer, as described on Exhibit E, (vi) any syndicated or participated Loans, other than Loans in which Buyer is already a participant, (vii) any Loans originated in connection with farming, land development, beauticians, loggers and over-the-road truckers, and (viii) any Loans originated in connection with taverns/bars and restaurants, on a case by case basis (all such Loans on any given date, collectively, the “Excluded Loans”). Buyer may agree at any time prior to the Closing Date to include any Excluded Loans as Additional Accepted Loans on Exhibit D, provided the parties agree on the amount to be paid for such Excluded Loans that are included as Additional Accepted Loans. All other Excluded Loans shall be retained by Seller;
               (5) all files, books and records related to the business and operations of the Branches (the “Records”), including, without limitation, (A) any blueprints and schematics relating to the Real Estate in Seller’s possession, and (b) all files, books and records relating to the Assets, the Unfunded Obligations, and the Deposits; and

               (6) goodwill and all other intangible assets relating to the Branches (“Goodwill”); provided, however, that nothing contained herein shall be deemed to create any right in the Buyer with respect to the Anchor name, logo, signage, or any trademarked or copyrighted material or information related to Anchor and the operation of its business.
          (b) Unfunded Obligations. For purposes of this Agreement, “Unfunded Obligations” means the Seller’s obligation to make loans which have been approved by Seller in the ordinary course of business and are attributable to the Branches, but have not been funded as of the Effective Time, regardless of whether such obligation is in any case evidenced by a formal loan commitment letter or otherwise (including internal memoranda of approval) as of the date of this Agreement as specifically identified on Exhibit F attached hereto; provided that Unfunded Obligations shall not include loans that have the same criteria as or exist in connection with Excluded Loans.
          (c) Deposits. For purposes of this Agreement, “Deposits” means the deposit liabilities shown on Seller’s books and records relating to the Branches, including accrued but unpaid interest, whether or not Buyer acquires Loans of a depositor, both collected and uncollected funds and deposits held by non-discretionary individual retirement accounts and qualified retirement plan accounts relating to such deposits for which Seller acts as custodian or trustee but which are not administered by a trust department which is an affiliate of Seller and for which no brokerage account is carried at any affiliate of Seller (“Retirement Plans”), together with Seller’s rights and responsibilities under any related customer agreement. “Deposits” do not include: (1) deposits securing loans or other extensions of credit by Seller or its affiliates if the related Loans or other extensions of credit are Excluded Loans; (2) deposits of customers of the Branches where one or more of the related Loans or other extensions of credit to that customer are Excluded Loans; (3) deposits held in accounts for which Seller or its affiliates act as fiduciary (other than deposits held by Retirement Plans); (4) deposits held in any Retirement Plan where the account holder has notified Seller or Buyer in writing of his, her or its objection to Buyer acting as custodian or trustee of such Retirement Plan; (5) deposits subject to legal process; (6) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction; (7) deposits by Seller or any Seller affiliate; (8) funds maintained in brokerage accounts opened by Seller or any Seller affiliate; (9) any deposits that are prohibited by law or regulation (or with respect to deposits issued through CDARS, rules and regulations issued by the Promontory Interfinancial Network) from being transferred to Buyer; (10) deposits that are held in a health savings account established under Section 223 of the Internal Revenue Code of 1986; and (11) deposits that exceed $100,000. Exhibit G identifies the Deposits as of a date no more than 30 days prior to the date of this Agreement.
     2. Closing and Closing Date. The closing (the “Closing”) of the transaction contemplated by this Agreement (the “Sale”) will take place at the offices of Michael Best & Friedrich, LLP, One South Pinckney Street, Suite 700, Madison, Wisconsin, or as Seller and Buyer agree. The Closing will take place as soon as practicable after the conditions regarding regulatory approvals have been satisfied and the Buyer is prepared to convert the Accepted Loans, Additional Accepted Loans, and Deposits to its proprietary computer systems, but in no event later than March 31, 2010; provided, however, that if the sole event preventing

Closing on such date is the absence of regulatory approval and there has been no indication such approval will be denied, the closing date shall be postponed for an additional forty-five (45) days.
     3. Payment. The purchase price for the Sale will be payable in an initial and final payment pursuant to subsections (a) and (b), respectively.
          (a) Initial Payment. As soon as practicable following the first opening of business after the Effective Time, Seller will transfer to Buyer or Buyer will transfer to Seller, as the case may be, an amount which constitutes an estimate of the purchase price for the Sale, calculated by using information available to the parties as of the close of business no more than four (4) business days prior to the Effective Time. Seller will deliver to Buyer on or before the Closing Date updated supporting information regarding the items used to calculate the initial payment which describes these items as of the date the initial payment is calculated, including updated Exhibits. The initial payment will be in cash or other immediately available funds and will be in an amount equal to (as calculated, the “Initial Payment”):
               (1) the aggregate book value of the Deposits, as shown on Seller’s books and records as of the close of business no more than four (4) business days prior to the Effective Time; less
               (2) the depreciated book value, as of the Effective Time, of the Owned Real Estate and Fixtures and Equipment, as reflected on Seller’s books and records as of the last day of the month prior to the month in which the Effective Time falls; less
               (3) an amount equal to the principal of and interest accrued and unpaid on the Accepted Loans and Additional Accepted Loans, as shown on Seller’s books and records as of the close of business no more than four (4) business days prior to the Effective Time (no reserves or unamortized fees will be applied against the aggregate book value of the Loans) (which calculations shall not include the Excluded Loans), as reflected on an updated Exhibit C and D delivered by Seller; less
               (4) the price agreed upon between Buyer and Seller for the Excluded Loans that are included as Additional Accepted Loans, as shown on Seller’s books and records as of the close of business no more than four (4) business days prior to the Effective Time, as reflected on updated Exhibit D delivered by Seller; less

               (5) an amount equal to (i) 4.5% of the Deposits including (A) personal and business Demand Deposit Accounts (“DDAs”), (B) Market Yield Accounts, (C) Market Rate Investment Accounts, (D) Savings Accounts, (E) Certificates of Deposit (“CDs”), and (E) individual retirement accounts and other Retirement Plans, as of the close of business no more than four (4) business days prior to the Closing Date, and (ii) 0.0% of all public funds, brokered deposits, or other out of market CDs (collectively, the “Deposit Premium”); less
               (6) the cash on hand at the Branches as of the close of business no more than four (4) business days prior to the Effective Time.
If the amount calculated above results in a number which is greater than zero (i.e., deposits exceed the components of the purchase price), then Seller will transfer the resulting amount to Buyer. However, if the amount calculated above results in a number which is less than zero (i.e., the components of the purchase price exceed deposits), then Buyer will transfer the resulting amount to Seller. The amounts under Subsection (5) of this Section 3(a) shall be calculated by taking the average daily collected balances of the aforementioned account liabilities at the close of each business day for each of the thirty (30) business days immediately preceding the date used for calculation of the initial payment, which date shall not be more than three (3) business days prior to the Effective Time.
          (b) Final Payment. Within thirty (30) days after the Effective Time on a date to be mutually agreed upon by the Buyer and Seller (“Settlement Date”), Seller will transfer to Buyer or Buyer will transfer to Seller, as the case may be, an amount which constitutes the difference between the actual purchase price for the Sale calculated by using information as of the Effective Time, and the Initial Payment (as calculated below, the “Final Payment”). Seller will deliver to Buyer on or before the Settlement Date updated supporting information regarding the items used to calculate the Final Payment which describes these items as of the Effective Time, including final Exhibits C, D, F and G, which shall be updated as of the Effective Time and be delivered no later than four (4) business days prior to the Settlement Date. The Final Payment will be in cash or other immediately available funds and will be in an amount equal to:
               (1) the aggregate book value of the Deposits, as shown on Seller’s books and records as of the Effective Time; less
               (2) the depreciated book value, as of the Effective Time, of the Owned Real Estate and Fixtures and Equipment; less
               (3) the aggregate book value of the Loans, as shown on Seller’s books and records as of the Effective Time, provided that no reserves will be applied against the aggregate book value of the Loans (Excluded Loans shall not be included in this calculation); less
               (4) the price agreed upon between Buyer and Seller for the Additional Accepted Loans, provided that in the event Seller and Buyer are unable to agree upon the terms of transfer for one or more Additional Accepted Loans, those loans will be retained by Seller along with any Deposits securing the Loans and all Deposits of any customer whose Additional Accepted Loan is not transferred to Buyer; less

               (5) the Deposit Premium; less
               (6) the cash on hand at the Branches as of the Effective Time; less
               (7) amounts for the items listed in subsection (c) below, prorated as of the Effective Time; less (or plus in the event Buyer made the initial payment to Seller)
               (8) the amount of the Initial Payment.
If the amount calculated above results in a number which is greater than zero (i.e., deposits exceed the components of the purchase price), then Seller will transfer the resulting amount to Buyer. However, if the amount calculated above results in a number which is less than zero (i.e., the components of the purchase price exceed deposits), then Buyer will transfer the resulting amount to Seller. The amount constituting the difference between the Initial Payment and the Final Payment will bear interest from the date of the Initial Payment to the date of the Final Payment at a rate equal to the weighted average of the rates on overnight federal funds transactions as determined by the Federal Reserve Bank of Chicago. This interest will be paid along with the final payment on the Settlement Date. The amounts under Subsection (5) of this Section 3(b) shall be calculated by taking the average daily collected balances of the aforementioned account liabilities at the close of each business day for each of the thirty (30) business days immediately preceding the Effective Time.
          (c) Prorated Items. As appropriate, special assessments on the Real Estate, safe deposit box rentals, wages, rents, real and personal property taxes (based on the actual amount due for the current year if known, otherwise for the prior year), Service Contract payments, additional rents, CAM charges and estimates, any other payments due or paid under the Leases, utility payments, insurance premiums and similar expenses relating to the physical plant of the Branches, employment taxes relating to the Transferring Employees, state or federal taxes collected but not remitted, workers compensation payments for Transferring Employees, FDIC premiums relating to the Deposits and any other expenses, accruals and payments relating to the Assets or the Deposits will be prorated as of the Effective Time. Seller will receive a proportionate monetary adjustment to the extent an item has been prepaid by Seller for a period extending beyond the Effective Time, and Buyer will receive a proportionate monetary adjustment to the extent that an item has been deferred by Seller to a time extending beyond the Effective Time Buyer has paid the item. Any items which would appropriately be subject to proration but which cannot be prorated by the Settlement Date will be prorated as soon as the requisite information is available and will be paid promptly by the appropriate party after this time. At Buyer’s request, Seller will deliver to Buyer on or before the Settlement Date updated supporting information regarding the items which will be prorated as of the Effective Time. Seller shall also be credited with any security or other deposit paid under any of the Leases.
     4. Access and Investigation. Commencing on the date this Agreement is executed by all parties, and continuing for a period of thirty (30) days thereafter, (the “Due Diligence Period”), Seller shall permit Buyer reasonable access to the books and records of the Branches to conduct a review of the Branches and to evaluate the feasibility of the transactions contemplated herein (“Due Diligence”). Not later than three (3) business days following the end of the Due Diligence Period, Buyer shall notify Seller that Buyer wishes to terminate this Agreement (in which case this Agreement shall be deemed terminated without premium or penalty) or proceed to close the Sale (in which case the parties shall proceed to close the Sale). Failure to give notice within the time provided for herein shall be deemed a notice to proceed to close the Sale.
     5. Real Estate Inspection and Conveyance. Buyer’s inspection of the Real Estate and the Seller’s conveyance of the Real Estate to Buyer shall be subject to the following terms and conditions:
          (a) Definitions.
               (1) “Environmental Condition” means (A) an above ground storage tank, underground storage tank, subsurface structure or container, and its associated piping, which is present at the Real Estate and which violates an Environmental Law; (B) a Hazardous Substance present in soil and/or groundwater at the Real Estate which violates an Environmental Law; (C) a discharge, emission or release of a Hazardous Substance related to the Real Estate which violates an Environmental Law; (D) an event or condition that likely has occurred or exists with respect to the Real Estate which constitutes a violation of an Environmental Law; and (E) an event or condition related to the Real Estate which requires cleanup, remedy, abatement or restoration of contaminated surface water, groundwater, soil or natural resource under an Environmental Law.
               (2) “Environmental Law” means any federal or state law, regulation or common law ruling applied by a federal or state court or agency that governs: (A) health, safety and sanitation; (B) the protection of the environment or human health or welfare; (C) the presence, investigation, correction, abatement, remedy, restoration or cleanup of a Hazardous Substance; (D) the closure of a treatment, storage or disposal facility; (E) the use, storage, treatment, generation, transportation, processing, handling, production or disposal of a Hazardous Substance; (F) the protection of the environment from spilled, released, discharged or deposited Hazardous Substances; or (G) the reimbursement or contribution for the costs of responding to the presence of a Hazardous Substance.
               (3) “Hazardous Substance” means a substance, contaminant, pollutant, chemical, material or waste which is considered to be hazardous or toxic under an Environmental Law.
               (4) “Preliminary Title Commitment” means a title commitment to issue an owner’s policy of title insurance with respect to the Owned Real Estate naming Buyer as the insured on a current ALTA form in blank amount issued by a title company licensed to do business in Wisconsin showing title to the Owned Real Estate vested in Seller with an effective date no more than fifteen days prior to the date hereof, together with copies of all documents listed as exceptions to title (the “Preliminary Title Commitment”).
               (5) “Real Estate Documents” means the Preliminary Title Commitment, the Leases, and, to the extent in Seller’s possession or control, prior surveys of the Owned Real Estate, prior environmental reports, floor plans, drawings, maps, specifications, and construction or manufacturers’ warranties still in force for any fixtures (e.g., heating, ventilation and cooling equipment) owned by Seller and attached to the Real Estate, and a form of the Assignment and Assumption of Leases which shall become Exhibit J, which documents Seller shall provide to Buyer within thirty (30) days following the date hereof.
               (6) “Real Estate Inspection Period” means the period ending on the later of sixty (60) days after the date of this Agreement or forty-five (45) days following the date Buyer receives the Real Estate Documents from Seller, during which time Buyer shall have the right to inspect and review the Real Estate Documents, the Real Estate, and new or updated surveys ordered by the Buyer, at Buyer’s expense, as provided herein.
          (b) Inspection. Buyer’s obligation to purchase the Assets hereunder shall be contingent on Buyer’s or its agents’ satisfactory review of the Real Estate Documents, the Real Estate, and any new or updated surveys ordered by the Buyer as provided in this Section 5. Buyer shall have the right to, at its sole expense except as provided hereinafter, review the Real Estate Documents and new or updated surveys ordered by the Buyer, and to conduct reasonable investigations and inspections of the Real Estate and to conduct and have prepared non-intrusive tests, inspections, surveys, environmental assessments, or other procedures with respect to the Real Estate which are reasonably necessary for Buyer and Buyer’s attorneys to determine if the Real Estate is fit for Buyer’s purposes. All such investigations and testing shall be conducted in a manner which will not interfere with Seller’s business or customers at the Branches. Seller and its representatives, agents and contractors shall cooperate with Buyer and Buyer’s attorneys in the conduct of such inspections and shall provide Buyer and Buyer’s agents with reasonable access to the Real Estate to conduct all such inspections, which access shall be conducted during normal business hours and require no less than forty-eight (48) hours’ prior notice to Mark Timmerman at (608) 252-8784, or such other party as he shall designate. However, Buyer shall promptly restore the Real Estate to the condition which existed prior to such tests and inspections. Furthermore, Buyer shall indemnify, protect and hold Seller harmless from and against any and all liabilities that arise out of the entry by Buyer and Buyer’s agents or invitees upon, or inspections or tests of, the Real Estate, including protection against any lien rights, provided, however, that this indemnification shall not apply to costs incurred by Seller or the liability of Seller resulting from defects in the Real Estate or environmental conditions on the Real Estate only discovered by the Buyer or Buyer’s agents in conducting its inspection of the Real Estate. Buyer’s activities on the Real Estate will not include intrusive tests or inspections without Seller’s prior written consent, which shall not be unreasonably withheld or delayed.
          (c) Environmental.
               (1) Phase I. Buyer may conduct or have conducted, prior to the expiration of the Real Estate Inspection Period, a Phase I environmental assessment (the “Environmental Survey”) of the Real Estate or any portion thereof. Buyer will provide Seller with copies of each Environmental Survey promptly after Buyer’s receipt, including copies of all accompanying written reports, analytical data, correspondence, notices or other written material. If an Environmental Survey identifies an Environmental Condition, then Buyer shall have the following options: (i) those certain rights of Buyer as provided in Section 5(e)(i)-(iii) below; or (ii) performing a physical examination and investigation of the Environmental Condition revealed in such Environmental Survey (the “Phase II Survey”) as further described in Section

5(c)(2) below, at Buyer’s expense.
               (2) Phase II. Buyer may exercise its option above to perform a Phase II Survey by delivering to Seller, prior to the expiration of the Real Estate Inspection Period, written notice of its exercise of such option and a copy of the Environmental Survey citing such Environmental Condition, whereafter the Real Estate Inspection Period shall be extended for an additional forty-five (45) days only for the Branch identified in that report, and for the sole purpose of conducting such Phase II Survey of that Branch. The subject, scope, manner and method of the Phase II Survey will be subject to Seller’s prior review and consent, which shall not be unreasonably withheld or delayed. Buyer will promptly deliver to Seller copies of the Phase II Survey report, and all written reports, analytical data, correspondence, notices or other written materials relating thereto. If the Phase II Survey confirms the presence of an Environmental Condition related to the Real Estate or any portion thereof, then Buyer shall have the following options: (i) those certain rights of Buyer as provided in Section 5(e)(i)-(iii) below prior to the expiration of the Real Estate Inspection Period as extended hereunder; or (ii) prior to the expiration of the Real Estate Inspection Period as extended hereunder, enter into an agreement with Seller regarding the abatement of the Environmental Condition. In the event Buyer conducts a Phase II Survey and thereafter elects to not purchase the Real Estate subject to such Phase II Survey, Buyer will provide to Seller evidence that such Phase II Survey has been paid for and that any lien rights have been waived.
          (d) Title.
               (1) Preliminary Title Commitment and Permitted Encumbrances. Buyer shall review the Preliminary Title Commitment and notify Seller in writing, within thirty (30) days after the date of this Agreement or receipt of the Preliminary Title Commitment, whichever is first, of those exceptions to title approved by Buyer, which shall include municipal and zoning ordinances and agreements arising out of them, general taxes levied in the year in which the Effective Time falls, special assessments, special use charges, BID assessments and other municipal charges levied with the taxes, which shall be prorated at Closing, the Leases, recorded easements restrictions building and use agreements and all matters of survey which do not have a material impact on Buyer’s ability to operate its business on the Real Estate, and liens which will be paid out of the proceeds of the Closing (the “Permitted Exceptions”). Seller will then have until ten days before the end of the Real Estate Inspection Period to cure or elect to cure at Closing, any defects not listed among Permitted Exceptions. If Seller elects not to cure such defects and objections, Buyer will have the sole option, which must be exercised prior to the end of the Real Estate Inspection Period, to either: (i) terminate this Agreement by giving written notice of termination to Seller; or (ii) accept title to the Real Estate subject to the uncured defects and objections, with no reduction in the price allocated to the Real Estate, in which case the defects and objections will also be deemed “Permitted Exceptions.” If Buyer does not make any election, Buyer will be deemed to have elected option (ii) above. If Seller agrees to cure a defect or objection, and fails to do so prior to the Closing Date, Buyer shall have the right to extend the Closing Date until such defect is cured or the parties come to another agreement.
               (2) Updated Title Commitment. Seller will, within ten (10) business days prior to Closing, provide Buyer with an updated form of Title Commitment (the “Title Commitment”) on a then current ALTA form, naming Buyer as the insured, showing title to the

Owned Real Estate vested in Seller as of a date no more than fifteen (15) days before the Closing, in an amount equal to the fair market value of the Owned Real Estate as shown on the most recent tax bill, and showing title to the Owned Real Estate to be merchantable subject only to the Permitted Exceptions, and subject to any other exceptions which Seller has agreed to remove at Closing.
               (3) Title Costs. Seller will pay the cost of the Title Commitment and title insurance evidenced thereby and the cost of any transfer tax imposed by the State of Wisconsin on the conveyance of the Real Estate. Buyer will pay the cost of any additional title coverage or special endorsements.
          (e) Buyer’s Inspection Rights. If Buyer determines in its sole discretion that the Real Estate or any portion thereof is unsatisfactory to Buyer, then Buyer shall have the right to elect one of the following: (i) terminate this Agreement by delivery of written notice of termination to Seller prior to the expiration of the Real Estate Inspection Period (or any applicable extension period as provided in this Agreement, but only as to the Branches for which such extension applies); (ii) waive in writing Buyer’s contingency in this Section 5 and accept of the Real Estate in its condition at the time with no reduction in the price allocated to the Real Estate; (iii) provide no notice of any kind to Seller prior to the expiration of the Real Estate Inspection Period (or any applicable extension period as provided in this Agreement), in which case Buyer will be deemed to have waived its contingency contained in this Section 5. If Buyer has elected to extend the Real Estate Inspection Period for any Branches, under the provision of Paragraph 5(c)(2) above, then Buyer may, before the end of the Real Estate Inspection Period, elect to terminate the entire Agreement, in which case all further rights of access to the Real Estate shall terminate, or may elect to waive in writing Buyer’s contingency in this Section 5 as to all Real Estate except the Branch for which the extension was elected, in which case the Buyer reserves the right to again terminate this entire Agreement before the end of such extension, if Buyer is not satisfied with the result of the Phase II Survey for the Branch for which the Real Estate Inspection Period was extended. Failure of Buyer to terminate this Agreement under the provision above, and completion of the Closing shall constitute conclusive evidence that Buyer has determined to accept the condition of the Real Estate. In closing this transaction and completing its due diligence, Buyer will be relying exclusively on its own inspections and reviews and not upon any express or implied representations or warranties of Seller unless contained in this Agreement or as agreed to in a written amendment to this Agreement, signed by the Seller and the Buyer. Seller has made no express or implied representation or warranty regarding the condition of the Real Estate (whether environmental or otherwise) and Buyer shall at Closing accept the Real Estate in its “as is/where is” condition.
          (f) Conveyance of Owned Real Estate. At the Effective Time, Seller will convey the Owned Real Estate by Warranty Deed (the “Warranty Deed”), free and clear of all title defects, liens and encumbrances except the Permitted Exceptions.
          (g) Conveyance of Leased Real Estate. At the Effective Time, Seller will convey Seller’s right, title and interest in the Leased Real Estate to Buyer by an assignment of the Leases (the “Assignment of Leases”) in form as shown as Exhibit J, including, without limitation, all required mortgagee and/or lessor consents, and Buyer’s assumption of liabilities thereunder.

          (h) Endorsements; Construction Lien and Possession Affidavit. Seller agrees to provide a “GAP” endorsements to the title insurance policy referenced in the Title Commitment at the Seller’s expense. Any additional endorsements requested by Buyer may be secured by Buyer at Buyer’s expense. Seller further agrees to execute a GAP Affidavit, a Broker Lien Affidavit, a Non-foreign Affidavit, a certification of Seller’s corporate documents, resolutions and the authority of the signers to sign document on behalf of Seller, and a standard construction lien and possession affidavit or similar document (the “Seller’s Affidavits”).
     6. Seller’s Closing Documents. Seller will provide Buyer with the following documents on the Closing Date:
          (a) Settlement Statement. A settlement statement showing the amounts paid by Buyer and Seller in connection with the Sale.
          (b) Warranty Deed. The Warranty Deed.
          (c) Assignment of Leases. The Assignment of Leases, including any required consent of landlord.
          (d) Seller’s Affidavits. The Seller’s Affidavits.
          (e) Bill of Sale. A bill of sale conveying the Assets (excluding the Real Estate) to Buyer.
          (f) Assignment and Assumption Agreement. An assignment agreement whereby Seller assigns all of its right, title and interest in and to the Assets to Buyer and whereby Buyer assumes the Assumed Obligations (a form of which is attached as Exhibit F).
          (g) Seller’s Officer Certificate. A certificate from Seller warranting to the Buyer and the Title Company the resolutions authorizing the transaction contemplated by this Agreement.
          (h) Updated Exhibits. Exhibits C, D, F and G to the Agreement, updated to a date no more than four (4) business days before the Closing Date.
          (i) Assignment of Service Contracts. An assignment of any service contracts associated with the Branches along with any necessary consent.
          (j) Other Documents. Other documents as are reasonably required by Buyer, including the Title Commitments marked up through Closing, and Transfer Tax Returns required for the transfer of the Real Estate.
     7. Buyer’s Closing Documents. Buyer will provide Seller with the following documents on the Closing Date:

          (a) Settlement Statement. A settlement statement showing the amounts paid by Buyer and Seller in connection with the transaction contemplated by this Agreement.
          (b) Assignment and Assumption Agreement. The Assignment of Leases, an Assignment of Service Contracts and an assignment agreement whereby Seller assigns all of its right, title and interest in and to the Assets to Buyer and whereby Buyer assumes the Assumed Obligations. This agreement will reflect that the transfers are without recourse to Seller except as required by applicable law or otherwise provided in this Agreement.
          (c) Buyer’s Officer Certificate. A certificate from Buyer with respect to certain representations and warranties, resolutions authorizing the transaction contemplated by this Agreement and required regulatory approvals.
          (d) Other Documents. Other documents as are reasonably required by Seller, including consent to the filing of the Transfer Tax Return.
     8. Seller’s Actions at Closing. At or before the Effective Time, Seller will take the following actions with respect to the transfer of the Assets, Deposits and liabilities relating to the Assets:
          (a) Delivery of Possession. Seller will deliver possession and control of the Assets to the Buyer, including keys and combinations.
          (b) Loan Documentation. Seller will deliver to Buyer originals of all loan documents, loan files and related materials, including, but not limited to, correspondence and memoranda, contained in Seller’s files with respect to each Accepted Loan and Additional Accepted Loan, including, without limitation, all original promissory notes or other evidence of indebtedness for each Accepted Loan or Additional Accepted Loan properly endorsed by Seller to the order of Buyer.
          (c) Assignment Forms. Except as otherwise agreed, Seller will evidence the transfer of the Accepted Loans and Additional Accepted Loans to Buyer by providing the following documentation: (1) for each Accepted Loan and Additional Accepted Loans secured by real estate, Seller will provide a standard assignment form in recordable form (the recording fee for which will be paid by Buyer); (2) for each Accepted Loan and Additional Accepted Loans secured by collateral described in uniform commercial code filings, Seller will provide a standard uniform commercial code assignment form (the filing fee for which will be paid by Buyer); (3) for Accepted Loans and Additional Accepted Loans secured by vehicles and boats, at its option Seller will provide either an appropriate assignment form or a limited power of attorney authorizing Buyer to sign appropriate documentation which evidences the transfer of the loans to Buyer on the records of the Wisconsin Department of Transportation and/or the Wisconsin Department of Natural Resources; and (4) such other documents as Buyer reasonably requests.
          (d) Deposit Documentation. Seller will deliver to Buyer originals of all deposit documents and related materials, including correspondence and memoranda, contained in Seller’s files with respect to all Deposits and such other documents as Buyer may reasonably request.

          (e) Branch Records. Seller will deliver to Buyer its files and other records relating to the Assets, Unfunded Obligations, Deposits and other liabilities assumed by Buyer.
          (f) Employee Records. Seller will deliver to Buyer its records relating to the hiring date, payroll history, compensation, benefit plan records, and all other agreements, records and files, including disciplinary records (to the extent not prohibited by privacy laws) relating to the Transferring Employees.
          (g) Other Matters. Seller will cooperate with Buyer for other matters relating to the assignment and transfer of the Assets, Unfunded Obligations, Deposits and the liabilities related to the Assets, including the establishment of a schedule of charges with respect to conversion of data processing for the Accepted Loans, Additional Accepted Loans and Deposits using Buyer’s internal system provider and other future services which may be required by Buyer.
     9. Transitional Matters.
          (a) Orderly Transfer. Before and after the Closing Date, Seller and Buyer will cooperate in good faith to ensure the orderly and efficient transfer and conversion of the Assets, Unfunded Obligations and Deposits. To this end and to the extent not otherwise provided in this Agreement, Seller and Buyer will meet and agree upon appropriate procedures for notification of customers (as set forth in clause (b) below), employees and suppliers, for conversion of data processing and check clearing systems, for notification respecting customer inquiries. Seller shall at Seller’s expense, using Seller’s system provider, provide to Buyer’s internal system provider the appropriate data tapes to permit Buyer’s internal system provider at Buyer’s expense to convert the Deposits to Buyer’s system. Seller and Buyer shall cooperate to ensure the timely and orderly transfer of all data processing information. Seller shall provide to Buyer reasonable assistance and access to necessary information and records and documentation of Seller’s standard deconversion options for assumed Deposits.
          (b) Notices. Buyer will, upon receipt of all required regulatory approvals relating to the Sale, at its expense, give (i) all required notices to Branches’ customers, including any transfer notices required by Regulation DD issued by the Federal Reserve Board and the Real Estate Settlement Procedures Act and Regulation X issued thereunder, (ii) any other notices desired by Buyer and approved by Seller to reasonably preserve the business relationships with Branch customers, and (iii) any notices necessary to advise third-party providers of the Seller (including, but not limited to, insurance companies maintaining insurance on collateral for the Loans) that the Assets, Unfunded Obligations and Deposits are being transferred to Buyer. Buyer will, at its expense and without charge to the Branches’ customers, promptly notify the customers of Buyer’s assumption of the Deposits and furnish each customer that holds demand deposits or NOW accounts with checks on Buyer’s forms and with instructions to utilize Buyer’s checks and destroy unused checks of Seller. Buyer will notify the customers of the date after which it will no longer honor checks, drafts and withdrawal orders on forms provided by Seller and carrying Seller’s imprint.

          (c) Payment of Items. For a period of thirty (30) days after the Effective Time, Buyer will pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Buyer drawn on the checks, drafts or withdrawal order forms provided by Seller and in all other respects discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the Deposits.
          (d) Settlement of Items. Prior to the Effective Time, Seller and Buyer will develop appropriate procedures and arrangements (which may include establishment by Buyer of a settlement account with Seller) to provide for settlement by Buyer of checks, drafts, withdrawal orders, returns and other items that are drawn on or chargeable against Deposits after the Effective Time. Seller will cooperate with Buyer and take reasonable steps requested by Buyer to ensure that, for the period of time after the Effective Time as the parties may agree, each check, draft or withdrawal order drawn against Deposits encoded for presentment to Seller or to any bank for the account of Seller is delivered to Buyer in a timely manner and in accordance with applicable law and clearinghouse rule or agreement.
          (e) Stop Payment Items. Buyer will honor stop payment orders initiated prior to the Effective Time and reflected in stop payment documents delivered to Buyer. If following receipt of appropriate stop order documentation, Buyer makes a payment in violation of an order, Buyer will be solely liable for the payment and will indemnify, hold harmless and defend Seller from and against all claims, losses and liabilities, including reasonable attorney fees and expenses, arising out of the payment.
          (f) Returned Items. Buyer will pay promptly to Seller an amount equal to the amount of any checks, drafts or withdrawal orders credited to the Deposits on or before the Effective Time which are returned to Seller or Buyer after the Effective Time as uncollectible, less the Deposit Premium percentage for the returned item.
          (g) Post-Closing Payments. Seller promptly will remit to Buyer all payments on Loans and amounts intended as Deposits or otherwise relating to the Loans or Deposits that are received by Seller after the Effective Time. If the balance due on any Loan has been reduced by Seller as a result of a payment by check or other instrument received prior to the Effective Time and if the paying instrument is returned to Seller after the Effective Time as uncollectible, an amount equal to the reduction will be paid by Buyer to Seller and Seller will assign all right, title and interest in the uncollectible item to Buyer.
          (h) Government Checks. Upon a request after the Effective Time from a state or federal agency to reclaim funds relating to forged social security checks, unemployment checks or welfare checks credited by Seller prior to the Effective Time from a Deposit transferred to and assumed by Buyer, Buyer will honor the request and pay the amount requested, up to the amount of collected funds in the account relating to the request as of the date of such request. Seller will remain liable for remitting any deficiency.
     10. Employees of the Branches. The parties shall follow the following procedure in dealing with employees of Seller who are employed in the Branches (the “Employees”) regarding employment after the Closing Date:

          (a) Within thirty (30) days after the date hereof, Seller shall deliver to Buyer a true and complete list of all Employees by name, date of hire, position in the Branches, base salary and other compensation (including incentives, bonuses, commissions, stock based awards, perquisites, etc.) during the preceding twelve (12) month period and increases in base salary during the preceding 12 month period, any employment or non-compete agreement and terms of such non-compete, entered into with an Employee and the normal work schedule for each Employee (such list, the “Employee Disclosure Schedule”). Upon reasonable notice from Buyer, Seller shall allow Buyer to interview any and all Employees for the purposes set forth in this Section 10.
          (b) Buyer may interview all Employees who are interested in seeking employment with Buyer and whom Buyer has an interest in employing and, within ninety (90) days after the Employee Disclosure Schedule is delivered in accordance with clause (a) above, shall deliver to Seller a confidential list setting forth those Employees to whom Buyer intends to offer employment on the Closing Date (“Designated Employees”) and the position to be offered to each Designated Employee. Within fourteen (14) days after delivery of the list of Designated Employees to Seller, Buyer shall provide Designated Employees with an application for employment with Buyer as provided by Buyer (or such other method as Buyer utilizes in the ordinary course of business), and Seller shall encourage Designated Employees to complete an application and submit it to the Buyer. Within thirty (30) days after Seller’s delivery of an application of employment to such Designated Employees, Buyer shall notify Seller of such Designated Employees who have accepted a position of employment with Buyer (such employees, “Transferring Employees”). After Buyer provides to Seller the list of Designated Employees, Seller may at its option approach any Employee, other than a Designated Employee, to discuss opportunities for such Employee to transfer to other positions with Seller after the Closing Date. Notwithstanding anything herein to the contrary, Buyer shall have no obligation to offer employment to any of Seller’s employees. However, in the event Buyer does not provide written notice to Seller of the names of the Transferring Employees, Seller shall also have the opportunity to offer other positions to any employees who Buyer has not confirmed in such notice as having received and accepted an offer of employment from Buyer.
          (c) Seller and Buyer shall cooperate in order to permit Buyer to train the Transferring Employees and certain of Buyer’s employees shall be trained on Seller’s systems in order to permit an orderly transfer, and Seller shall, as scheduled by Buyer for reasonable times and subject to Seller’s reasonable approval (such that Seller’s ongoing operations at the Branches shall not be materially disrupted) excuse such employees from their duties at the Branches for the purpose of training and orientation by Buyer during the five (5) week period prior to the Closing Date for a maximum of twenty-four (24) hours per Employee, or such additional time as consented to by Seller, such consent not to be unreasonably withheld.
          (d) Immediately prior to the Effective Time, Seller shall terminate the employment of all of the employees at each of the Branches and satisfy all of its obligations to such employees. Buyer shall not be obligated to Seller or any other party for any compensation or labor-related obligations or liabilities arising out of any person’s employment with the Seller.

          (e) As of the Effective Time, the employment by Buyer of the Transferring Employees shall commence. Employees hired by Buyer will be, to the extent permitted by applicable law and the rules and regulations established pursuant to the respective plan, immediately eligible to participate in all employee welfare benefit plans and other fringe benefits and perquisites extended to employees holding comparable positions with Buyer, and will be given immediate credit under all employee benefit plans covering employees of Buyer in existence at the Effective Time for length of service with Seller. Buyer will admit participating Transferring Employees to its retirement plan on the first entry date following the Effective Time and will permit them to roll any payments from the retirement plan of Seller or Seller’s affiliates, as permitted by IRS regulations.
          (f) Employee Information and COBRA Obligations. In addition to the other information specifically provided for herein, Seller shall furnish such employee information on the Employee Disclosure Schedule relating to a Transferred Employee as it has available and as Buyer may reasonably request, both prior to and after the Closing Date, including (without limitation) years of service to be counted for eligibility and vesting purposes under any employee benefit plans and information pertinent to determinations concerning COBRA coverage. “COBRA Coverage” means any and all health continuation obligations under ERISA Section 601, Code Section 4980B and/or applicable state law arising from an individual’s loss of coverage under Seller’s health plan whether before or after the Closing Date. Seller agrees it will comply with all requirements of COBRA applicable to it.
     11. Record Retention and Access. Buyer will preserve and safely keep, for so long as may be required under applicable law, the records transferred to Buyer under this Agreement. Upon not less than three business days’ prior notice, Buyer will permit Seller, at its expense, to inspect, make extracts from or copies of the records as Seller requests, provided that Seller’s activities will not unreasonably interfere with Buyer’s business operations and Seller’s inspection and/or extraction will not require Buyer to breach any obligation of confidentiality, violate any law, regulation or order regarding disclosure of information or reveal any proprietary information, trade secrets or marketing or strategic plans. Seller will treat this information as confidential.
     12. Taxes. Except as otherwise provided in this Agreement, all sales taxes, transfer taxes, ad valorem taxes and recordation fees or similar taxes or fees which are payable or arise as a result of this Agreement or consummation of the transactions contemplated hereby will be paid by the party upon whom such taxes are imposed. Sales taxes on the Assets, if any, will be paid by Buyer.
     13. Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:
          (a) Corporate Status. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered.
          (b) Corporate and Other Authority. Seller has full corporate power and authority to carry on the business of the Branches as presently conducted and to own the Real Estate. Upon the approval of this Agreement by the Seller’s Board of Directors and the execution and delivery of this Agreement, the Sale will have been duly authorized by all necessary corporate action. No other approvals or consents are required to execute and deliver this Agreement and to consummate the Sale other than the appropriate regulatory approvals and third party consents for the assignment of the Leases and contractual obligations, where required.
          (c) Absence of Conflict, Breach or Violation. Neither the execution and delivery of this Agreement nor the consummation of the Sale, will: (1) result in a breach of Seller’s Articles of Incorporation or By-Laws; (2) result in a material breach of any term, condition or provision of, give rise to any right of termination, cancellation or acceleration with respect to or result in the creation of any material lien, charge or encumbrance upon any property or asset of Seller used in connection with the business of the Branches, pursuant to any note, bond, mortgage, indenture, license, agreement or other written instrument or obligation to which Seller is a party except for any landlord consent under the Leases which has been or shall be obtained; or (3) subject to the receipt of the appropriate regulatory approvals, violate any statute, law, writ, injunction, decree, regulation or order of any governmental or regulatory authority applicable to Seller.
          (d) Binding Obligation. Upon approval of this Agreement by Seller’s Board of Directors, this Agreement will constitute the legal, valid and binding obligation of Seller (subject to receipt of the appropriate regulatory approvals) enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
          (e) Condition of Assets. Except as otherwise provided in this Agreement, Seller makes no representation with respect to the condition of the Real Estate (environmental or otherwise). There is no condemnation or similar proceeding pending or to the Seller’s knowledge threatened which would preclude or impair the use of the Branches as presently being used in the conduct of the business of Seller. There is no legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental investigation pending or, to the knowledge of Seller, threatened which seeks to impose on Seller in connection with the Branches any material liability arising under an Environmental Law. Seller is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing liability with respect to the Real Estate or limiting or restricting the use of the Real Estate materially as currently being used.
          (f) Deposit Insurance. The Deposits are insured to the maximum extent permitted by the FDIC. Seller has filed all reports and paid all premiums required under the Federal Deposit Insurance Act, as amended, with respect to the maintenance of deposit insurance.
          (g) No Violation of Laws. Seller is in compliance in all material respects with all statutes and regulations applicable to the conduct of its banking business at the Branches and has not received written notification from any agency or department of federal, state or local government asserting a violation of any such statute or regulation, threatening to revoke any license, franchise, permit or government authorization material to the conduct of the banking business at the Branches or restricting the operation of the banking business at the Branches.
          (h) Certain Labor and Employment Matters. Seller has provided or made available to Buyer a complete list of all employees employed at the Branches and, with regard to the Employees hired by Buyer, Seller shall provide Buyer a true and correct copy of each employee’s complete employment record/file on the Closing Date. All employment records/files have been maintained in compliance with all applicable laws regarding employment and employment practices, and contain the information an ordinary and typical bank employer would retain in an employee’s employment record/file. Except as set forth on the Employee Disclosure Schedule, there are no employment agreements or noncompete agreements with employees employed at the Branches. Seller is not aware of any pending or threatened legal action in connection with its employment of any individuals currently or previously employed at the Branches. No employee of the Seller associated with either Branch is currently on family or medical leave except as disclosed on the Employee Disclosure Schedule. There are no labor controversies pending, or to the best knowledge of Seller, threatened against Seller with respect to the operation of the Branches.
          (i) No Defaults. Seller is not in material default under any material agreement, commitment, arrangement, insurance policy or other instrument relating to the Branches and to the best knowledge of Seller there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.
          (j) Status of Loans and Deposits. The information with respect to the Accepted Loans, Additional Accepted Loans and Deposits provided to Buyer on the date of this Agreement and in connection with the Closing Date and Settlement Date is true and correct as of the dates indicated on the information, and none of the Loans contained in the information are Excluded Loans (unless such Excluded Loan is included as an Additional Accepted Loan on Exhibit D). The Deposits are genuine and enforceable obligations of Seller and have been acquired and maintained by Seller in all material respects in compliance with all applicable state and federal laws, regulations and rules, including without limitation the Truth in Savings Act and regulations promulgated thereunder. The terms of the Accepted Loans and the Additional Accepted Loans, the Loan documentation for the Accepted Loans and the Additional Accepted Loans, and the manner in which the Accepted Loans and the Additional Accepted Loans have been administered and serviced is in material compliance with all applicable federal or state law, rule or regulation. Seller is in possession of a materially complete file with respect to each Accepted Loan and Additional Accepted Loan containing all of the requisite material documents and instruments. The Branches have not offered above-market rates on their DDAs, Market Yield Accounts, Market Rate Investment Accounts, Savings Accounts or CDs (the “Deposit Products”). With respect to the Accepted Loans and the Additional Accepted Loans:
               (1) No borrower, customer or other party has notified Seller, or has asserted against Seller, in each case in writing, any “lender liability” or similar claim, and, to Seller’s knowledge, no borrower, customer or other third party in connection with the Loans has given Seller any oral notification of, or orally asserted to or against Seller, any such claim.

               (2) All receivables and accrued interest entered on the books of the Seller arose out of bona fide arms-length transactions, were made for good and valuable consideration in the ordinary course of Seller’s business, and the notes and other evidence of indebtedness with respect to such Loans are true and genuine, and are what they purport to be. To Seller’s knowledge, the Accepted Loans and Additional Accepted Loans and the accrued interest reflected on the books of Seller are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency, consumer credit or similar laws affecting creditors’ rights generally or by general principles of equity. All such Accepted Loans and Additional Accepted Loans are owned by Seller free and clear of all liens and other encumbrances.
               (3) The notes and other evidences of indebtedness evidencing the Accepted Loans and Additional Accepted Loans, and all pledges, mortgages and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and are what they purport to be.
               (4) Government guaranties as shown on the books and records of Seller are true and correct in all material respects and are enforceable according to their terms.
          (k) No Adverse Litigation. There is no investigation, action, arbitration, suit, proceeding or claim or governmental proceeding pending or, to the best knowledge of Seller, threatened against Seller which would materially and adversely affect the Sale.
          (l) Contracts. Seller has made available to Buyer complete and accurate copies of all contracts, agreements, leases, relationships and commitments, including material service agreements, to which it is bound which relate to any of the Assets or Deposits (collectively, “Contracts”).
          (m) IRS Reporting. Seller has complied in all material respects with the requirements of the Internal Revenue Service and the Wisconsin Department of Revenue regarding taxpayer identification number certification, interest information reporting and backup withholding of interest payable in connection with the Deposits and customer accounts acquired by Buyer hereunder.
          (n) Financial Information. Each of the income and expense reports that have been provided to Buyer and attached hereto as Exhibit H (the “Reports”), fairly presents the financial condition of the Seller, as of its respective date, and such respective Reports fairly present the results of operations of the Branches for the periods covered thereby. The Reports are consistent with the respective books and records Seller maintains, which books and records are correct and complete in all material respects and have been maintained in accordance with sound business practice.
     14. Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:
          (a) Corporate Status. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered.

          (b) Corporate Authority. Buyer has full corporate power and authority to consummate the transaction contemplated by this Agreement. Upon the approval of this Agreement by Buyer’s Board of Directors the execution and delivery of this Agreement the Sale will have been duly authorized by all necessary corporate action. No other approvals or consents are required to consummate the Sale other than the appropriate regulatory approvals.
          (c) Absence of Conflict or Breach. Neither the execution and delivery of this Agreement nor the consummation of the Sale will: (1) result in a breach of Buyer’s Articles of Incorporation or By-Laws; (2) result in a breach of any material term, condition or provision of, give rise to any right of termination, cancellation or acceleration pursuant to any material note, bond, mortgage, indenture, license, agreement or other material instrument or obligation to which Buyer is a party or by which Buyer is bound; or (3) subject to the receipt of the appropriate regulatory approvals, violate or conflict with any statute, law, decree, regulation or order of any governmental or regulatory authority applicable to Buyer.
          (d) Binding Obligation. Upon approval of this Agreement by Buyer’s Board of Directors, this Agreement will constitute the legal, valid and binding obligation of Buyer (subject to receipt of the appropriate regulatory approvals) enforceable in accordance with its terms, except as the enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, conservatorship, receivership or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
     15. Seller’s Covenants. Seller covenants as follows:
          (a) Activity in the Ordinary Course. From the date of this Agreement until the Effective Time, Seller will, except with written consent of Buyer, operate its business at the Branches only in the usual, regular and ordinary course of business substantially in the manner as previously conducted, give reasonable efforts to preserve and keep intact the Assets, Unfunded Obligations, and Deposits at the Branches, maintain the Records substantially in the same manner as previously maintained, and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain their regulatory approvals or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement. Without the prior consent of Buyer, Seller will not engage in the following between the date of this Agreement and the Effective Time:
               (1) cause the transfer of Deposits from or to the Branches in an aggregate amount exceeding $25,000, except upon the unsolicited request of a Branch customer in the ordinary course of business and except for Deposits relating to trust or other fiduciary accounts;
               (2) make any loan or loan commitment which will constitute a Loan to be transferred to Buyer, except loans and commitments made in the ordinary course of business and consistent with past practices and safe and sound banking practices;
               (3) acquire or dispose of any furniture, fixtures or equipment for the Branches other than pursuant to commitments made on or before the date of this Agreement and except for replacement of furniture, fixtures and equipment and normal maintenance and refurbishing in the ordinary course of business;
               (4) increase or agree to increase the salary, remuneration or compensation of persons employed at the Branches other than with the consent of the Buyer, and in accordance with Seller’s customary policies and/or bank-wide changes consistent with past practices, pay or agree to pay any uncommitted bonus to the employees other than regular bonuses based on historical practice, or dismiss or otherwise terminate the employment any Transferring Employee prior to the Closing Date without the consent of the Buyer;
               (5) enter into, amend or renew or extend any employment contract;
               (6) change any accounting procedures or practices;
               (7) offer above-market rates on any Deposit Products;
               (8) take, or instruct its affiliates to take, any action (A) impairing Buyer’s rights in any Deposit, Unfunded Obligation or Asset; (B) impairing in any way the ability of Buyer to collect upon any Accepted Loan or Additional Accepted Loan; (C) except in the ordinary course of servicing, waive any material right, whether in equity or at law, that it has with respect to any Accepted Loan or Additional Accepted Loan; or (D) that could have a material adverse effect on the business or prospects of the Branches or on the consummation of the Sale; or
               (9) issue any certificates of deposit relating to the Branches to a party known by Seller to be a deposit broker, or increase the interest rates offered on deposit accounts to Branch customers except in the ordinary course of business.
          (b) Access to Information. Seller will give Buyer access during normal business hours to the properties, documents, contracts and records relating to the Branches as Buyer from time to time may reasonably request except as otherwise limited herein, to enable Buyer to investigate the business and properties of the Branches in accordance with this Agreement, to prepare for an orderly transition following the Effective Time and to prepare applications for the appropriate regulatory approvals. Seller will not be required to breach any obligation of confidentiality or violate any law, regulation or order regarding disclosure of information or to reveal any proprietary information, trade secrets or marketing or strategic plans.
          (c) Non-Solicitation of Business.
               (1) As partial consideration for the Sale, Seller agrees that during the period commencing on the Effective Time and ending on the first (1st) anniversary of the Effective Time, none of Seller or any owner or affiliate of Seller (individually, the “Seller Party”, collectively, the “Seller Parties”), without the prior written consent of Buyer, will (A) construct or acquire a Branch Office within forty (40) miles of any of the Branches, other than the Branch located in Menomonie, Wisconsin and a loan production office located in Hudson, Wisconsin, to which ten (10) miles shall apply (the “Territory”), except that the foregoing restriction on the acquisition of a Branch Office within the Territory shall not apply to a successor in interest to the

Seller Parties; or (B) directly solicit Business from any person (i) in the Territory and (ii) who was a Customer of Seller at the Branches as of the Closing Date and whose loans and/or deposits were transferred to Buyer. For purposes of this Agreement, (A) the term “Business” means the solicitation or receipt of deposits or the solicitation or making of loans, or the business of banking, generally, but excluding insurance, trust and brokerage products and services; (B) the direct solicitation of Business includes but is not limited to offering delivery and pick-up routes in the Territory, solicitation by mobile representatives of Seller or any affiliate of Seller and any direct mail solicitation; (C) the term “Customer” means a Deposit or Loan customer of Seller; and (D) the term “Branch Office” means any office at which deposits are accepted or loans are made or Business is or is intended to be conducted.
               (2) The necessity of protection from the competition of the Seller Parties against Buyer and the nature and scope of such protection has been carefully considered by the parties. The parties agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this subsection (c) are fair, reasonable and necessary as required under Wisconsin law and that adequate compensation has been received by Seller for such obligations. If, however, for any reason any court determines that the restrictions in this subsection (c) are not reasonable or that the consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in this subsection (c) as will render such restrictions valid and enforceable.
               (3) Nothing in this subsection (c) shall prevent the Seller Parties from contacting or soliciting Business from Customers of the Branches who have deposit or loan relationships that are retained by Seller pursuant to Section 1(a)(4) and Section 1(b), including any new or additional loan or deposit business of any kind or nature with such customers (“Retained Customers”), or from general advertising and marketing not specifically directed to customers of the Branches or from forwarding to customers of the Branches notices of the transaction contemplated by this Agreement or required by any governmental agency or by any law, rule or regulation.
          (d) Insurance and Maintenance of Property. Seller will insure the Branches’ property owned or leased by it against all ordinary insurable risks and will operate, maintain and repair this property in a manner consistent with past practice.
          (e) Compliance with Laws. Seller will comply with applicable laws, statutes, ordinances, rules, regulations, guidelines, orders, arbitration awards, judgments and decrees applicable to or binding on Seller or its business or properties.
          (f) Fulfill Conditions. Seller will use its best efforts to fulfill each of the closing conditions on or prior to the Effective Time.
     16. Buyer’s Covenants. Buyer covenants as follows:
          (a) Buyer’s Applications for Approval. As soon as practicable following the execution of this Agreement, but in no event later than thirty (30) days from the date of this Agreement, Buyer will file applications as may be required by the appropriate federal and state regulatory authorities for approval to consummate the transaction contemplated by this Agreement. Buyer promptly will furnish Seller with copies of written communications filed with or received from any governmental agency in connection with the transaction contemplated by this Agreement.
          (b) Use of Seller’s Name. Buyer does not have any rights to the use of Seller’s name and that, at its expense, Buyer will take actions reasonably requested by Seller to protect Seller’s name or its derivatives or to reflect Seller’s continued ownership of the Branches.
          (c) Fulfill Conditions. Buyer will use its best efforts to fulfill each of the closing conditions on or prior to the Effective Time.
          (d) Non-Solicitation of Business. For a period of one year following the Effective Time, Buyer will not solicit the Retained Customers (unless a portion of such customers’ business is retained by Buyer, in which case Buyer may solicit such customers only in connection with the specific business retained by Buyer). Nothing in this subsection will prevent Buyer or any of its affiliates from general advertising and marketing not specifically directed to the Retained Customers.
          (e) Interference/Liens. Buyer may not take any actions prior to Closing, to change the zoning or other governmental status of, the Real Estate, or to enter into any agreements with any private or public authority which would bind Seller, or encumber the Real Estate prior to the Closing, or after termination of this Agreement. Notwithstanding anything contained herein regarding termination of this Agreement, Buyer shall remain liable to Seller for any lien, cost or expense, incurred by Seller, arising out of Buyer’s presence on the Real Estate or actions in violation of this section, including specifically, the failure of Buyer to pay for any surveying or other work conducted by Buyer or Buyer’s agents on the Real Estate. Seller may require Buyer to execute an Affidavit of Liens in favor of the Title Company, confirming these terms.
     17. Further Assurances. Seller will deliver to Buyer other written documents, instruments, releases or otherwise as Buyer reasonably may require to effectuate the provisions of this Agreement, including effectuating the proper transfer of the Assets and Deposits. Seller will duly execute and deliver such powers of attorney, assignments, bills of sale, deeds, acknowledgements, releases and other documents or instruments of conveyance as prepared by Buyer and reasonably necessary or appropriate to transfer to Buyer the Deposits and all title and interest of Seller to the Assets being sold hereunder. Seller will bear the cost of preparing any such transfer documents and Buyer will bear all other costs with respect to these documents, including filing costs, recording fees and transfer fees.
     18. Best Efforts. Buyer and Seller will use their best efforts in good faith to: (a) furnish information as may be required in connection with the preparation of the applications with and notifications to federal and state regulatory authorities; (b) ensure that prior to and following the Effective Time the transaction contemplated by this Agreement is completed in an orderly and efficient manner; and (c) take all action necessary or desirable to permit consummation of the transactions contemplated by this Agreement at the earliest possible date, including satisfying any conditions imposed by regulatory authorities in connection with the approval of the transactions contemplated by this Agreement. Neither Buyer nor Seller will take any action that would substantially impair the prospects of completing the transaction contemplated by this Agreement. On and after the Closing Date, each party will promptly deliver to the other all mail and other communications that are properly addressable or deliverable to the other as a consequence of the transactions pursuant to this Agreement and, without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date to such employees of Buyer at such addresses as may from time to time be specified by Buyer in writing.
     19. Confidentiality. Neither Buyer nor Seller will use any information obtained pursuant to this Agreement for any purpose unrelated to this Agreement. Both parties will hold in confidence all information and documents obtained pursuant to this Agreement, and will request confidential treatment before any information or documents are submitted in connection with any application for regulatory approval, unless the information otherwise becomes publicly available other than through the actions of the other party or if a party determines that the information or document is required by law to be disclosed, in which case that party will notify the other of the impending disclosure. In the event the Sale is for any reason not consummated, all confidential information received by Buyer or Seller promptly will be returned to the other party without retaining any copies.
     20. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Sale will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived by Buyer in whole or in part:
          (a) Board Approval. Buyer’s Board of Directors has approved the Sale.
          (b) Performance of Covenants. Each of the acts and undertakings of Seller to be performed or complied with at or prior to the Effective Time have been performed in all material respects.
          (c) Representations True at Closing. The representations and warranties made by Seller are true and correct in all material respects on the Closing Date with the same force and effect as though they were made on and as of that time (except to the extent that they may become untrue or incorrect as a result of actions or transactions of Seller made with the written consent of Buyer).
          (d) Certified Resolutions. Seller has furnished Buyer will a certified copy of the resolutions adopted by its Board of Directors authorizing the Sale.
          (e) Regulatory Approvals and Other Consents. Buyer and Seller have received all necessary federal and state regulatory approvals for the Sale, and any applicable waiting periods in the approvals have elapsed without challenge. All other necessary consents and approvals, the absence of which have an adverse effect on Buyer’s rights under this Agreement or which result in the termination or loss of any right material to the business of Seller, have been received by Buyer.

          (f) No Injunction. No court or governmental agency of competent jurisdiction has enjoined, restrained or prohibited the consummation of the Sale.
          (g) Certificate of Compliance. An officer of Seller has executed a certificate, dated as of the Closing Date, certifying that conditions (a), (b), (c) and (d) of this Section have been satisfied.
     21. Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Sale will be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived by Seller in whole or in part:
          (a) Board Approval. Seller’s Board of Directors has approved the Sale.
          (b) Performance of Covenants. Each of the acts and undertakings of Buyer to be performed or complied with at or prior to the Effective Time have been performed in all material respects.
          (c) Representations True at Closing. The representations and warranties made by Buyer are true and correct in all material respects on the Closing Date with the same force and effect as though they were made on and as of that time (except to the extent that they may become untrue or incorrect as a result of actions or transactions of Buyer made with the written consent of Seller).
          (d) Certified Resolutions. Buyer has furnished Seller with a certified copy of the resolutions adopted by its Board of Directors authorizing the Sale.
          (e) Regulatory Approvals and Other Consents. Buyer and Seller have received all necessary federal and state regulatory approvals for the Sale, and any applicable waiting periods in the approvals have elapsed without challenge. All other necessary consents and approvals, the absence of which have an adverse effect on Buyer’s rights under this Agreement or which result in the termination or loss of any right material to the business of Seller, have been received by Buyer.
          (f) No Injunction. No court or governmental agency of competent jurisdiction has enjoined, restrained or prohibited the consummation of the Sale.
          (g) Certificate of Compliance. An officer of Buyer has executed a certificate, dated as of the Closing Date, certifying that conditions (a), (b), (c), (d) and (e) of this Section have been satisfied.
     22. Termination by the Parties. This Agreement may be terminated by the parties in any of the following ways: (a) at any time on or prior to the Closing Date by the mutual written consent of Buyer and Seller; (b) by Buyer in writing if any of Seller’s conditions have not been satisfied or waived in writing by Buyer as of the Closing Date; (c) by Seller in writing if any of Buyer’s conditions have not been satisfied or waived in writing by Seller as of the Closing Date; (d) by Seller or Buyer in writing at any time after any regulatory authority (which may include the Wisconsin Department of Financial Institutions’ Office of Credit Unions, the National Credit Union Administration and the National Credit Union Share

Insurance Fund) has denied any application of Seller or Buyer for approval of the Sale and any appeals have been exhausted; or (e) by Seller or Buyer in writing if the Sale has not been consummated at least six (6) months from the date of this Agreement.
     23. Effect of Termination. If this Agreement is terminated, it will become void and neither party will have any further liability or obligation with respect to this Agreement, except as otherwise provided in this Agreement or except and to the extent termination results from the breach by a party of any of its representations, warranties or covenants and except that neither party will be relieved of its obligations under Sections 19, 23, 24 and 25.
     24. Survival of Representations and Warranties. The representations and warranties in this Agreement will survive the Closing Date as follows: (a) in the case of a fraudulent or intentional breach of a representation or warranty, indefinitely; (b) in the case of a claim based upon a breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statute of limitations; and (c) in the case of all other claims, including those based upon the inaccuracy or breach of a representation or warranty as they relate to the Assets and the Deposits, for a period commencing on the Closing Date and ending twelve (12) months after the Closing Date. Nothing in this Section limits the right of either Buyer or Seller to assert a claim for contribution or indemnification against the other party as a result of a claim brought by a third party against Buyer or Seller, provided that any claim for contribution or indemnification pursuant to Sections 25 and 26, will be brought within one (1) year from the date the third party’s action is commenced.
     25. Indemnification.
          (a) Seller. Seller will indemnify and hold Buyer harmless from and against any loss, cost, expense or other damage (including reasonable attorney fees) resulting from, arising out of, or incurred with respect to: (1) the breach of a representation or warranty made by Seller in this Agreement or in any document delivered pursuant to this Agreement; (2) the breach of a covenant made by Seller in this Agreement; (3) any debts, obligations, contracts and liabilities of Seller not assumed by Buyer; or (4) claims asserted against Buyer by a third party as a result of any acts or omissions of Seller prior to the Effective Time.
          (b) Buyer. Buyer will indemnify and hold Seller harmless from and against any loss, cost, expense or other damage (including reasonable attorney fees) resulting from, arising out of, or incurred with respect to: (1) the breach of a representation or warranty made by Buyer in this Agreement or in any document delivered pursuant to this Agreement; (2) the breach of a covenant made by Buyer in this Agreement; or (3) any debts, obligations, contracts or liabilities of Seller assumed by Buyer pursuant to this Agreement, unless the loss, cost, expense or other damage occurred as a result of an act or omission which occurred prior to the Effective Time.
          (c) Claims. Any claim for indemnification under this Section must be asserted within the applicable survival period, and if not asserted within that period the right to assert the claim will lapse. Except for claims asserted by a third party, the indemnifying party will not have any liability for a claim until the aggregate amount of the liability for the claim exceeds $25,000, at which time that party will have liability for the full amount of the claim.

In no event will Seller’s liability for indemnification exceed the sum of the amounts listed in Sections 3(b)(2) through (6) (which items are considered the “purchase price” for the Branches).
          (d) Exclusive Remedy. The indemnification provided by this Section is the sole and exclusive remedy with respect to any claim of any party to this Agreement against any other party to this Agreement in connection with the Sale, and the remedy provided in this Section will be in lieu of any other claims or actions that might otherwise have been available at law or in equity.
     26. Defense of Claims. If any third party asserts a claim against Buyer which, if successful, would entitle Buyer to indemnification under this Agreement, Buyer will give notice of the claim to Seller and Seller will have the right to assume the defense of the claim at its expense with counsel reasonably satisfactory to Buyer, provided Seller diligently pursues the defense of the claim. If Seller does assume the defense, it will indemnify and hold Buyer harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement or judgment of such claim. In addition, Buyer will have the right to participate in the defense of the claim at its expense, in which case Seller will cooperate in providing information to and consulting with Buyer about the claim and Seller will not consent to the entry of judgment or enter into any settlement without the prior written consent of Buyer. If Seller does not assume the defense of the claim, Buyer may defend against and/or settle the claim in the manner and on the terms as it in good faith deems appropriate and will be indemnified for the amount of any judgment or settlement and for all losses or expenses, legal or otherwise, incurred in connection with the defense and/or settlement of the claim. Failure by Seller to give written notice to Buyer of its election to defend the claim within thirty (30) days after written notice of the claim is given to Seller by Buyer will be deemed a waiver of Seller’s right to defend the claim.
     27. Specific Performance. The parties agree that irreparable damage would occur in the event that provisions contained in this Agreement are not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek injunctive relief, including temporary restraining orders and preliminary injunctions, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the parties are entitled under Section 28 of this Agreement.
     28. Resolution of Disputes; Binding Arbitration. Any and all claims and disputes of any kind or nature between the parties arising under or relating to this Agreement or the breach or enforcement thereof shall be finally resolved by binding arbitration in Madison, Wisconsin, by three (3) neutral arbitrators (who are active members of the legal profession with experience in contracts) in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon such award may be entered by any court of competent jurisdiction. Any party may at any time initiate an arbitration under this Agreement by giving notice of arbitration to the other party. Each party shall appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within thirty (30) days after delivery of the notice of arbitration. The two (2) party appointed arbitrators shall jointly appoint the third arbitrator, obtaining the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty (30) days following their appointment and acceptance. If the appointment and acceptance of the third arbitrator are not effective within the thirty (30) day period, then, the American Arbitration Association shall appoint the third arbitrator, obtain the acceptance of such appointment and notify the parties and both arbitrators in writing of such appointment and acceptance. The third arbitrator shall serve as chairperson of the tribunal. All decisions and rulings of the tribunal, as well as any interim or final award, shall be pursuant to majority vote of the three (3) arbitrators comprising the tribunal. Any party may at any time initiate an arbitration under this Agreement by giving notice of arbitration to the other party. The parties agree that, with respect to any dispute, claim or controversy that is to be arbitrated, discovery and the nature of that allowed by the Federal Rules of Civil Procedure will be afforded to each party and any dispute with respect to such discovery shall also be settled by the arbitrators. The arbitrators shall award costs of the arbitration proceeding, including reasonable attorneys’ fees and expenses, in favor of the prevailing party provided that, if both parties prevail on different claims, the costs, attorneys’ fees and expenses shall be allocated according to the monetary value of the claims decided against a party. Notwithstanding the foregoing, any party to this Agreement shall be entitled to seek and obtain injunctive or other appropriate equitable relief in a court to the extent necessary to preserve its rights prior to a resolution of arbitration proceedings or to obtain equitable relief to the extent necessary to prevent irreparable harm.
     29. Public Announcements. Seller and Buyer will agree as to the timing, form and substance of any press release relating to the Sale, provided that nothing will prohibit either party from making any disclosure which it deems necessary to comply with applicable law.
     30. Exhibits. On or before the date of this Agreement, Seller will provide Buyer with certain information related to the business of the Branches, attached to this Agreement as exhibits and incorporated in this Agreement by reference.
     31. Brokers. Buyer and Seller each represent and warrant that all negotiations relative to the Sale have been carried on without the intervention of any third parties.
     32. Payment of Expenses. Except as otherwise expressly provided in this Agreement, each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Sale, including expenses incurred in connection with regulatory approvals or for any notices to the Branches’ customers.
     33. Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of the Sale and supersedes all negotiations, preliminary agreements and all prior or contemporaneous discussions and understandings of the parties.
     34. Amendments. No amendment, change, modification or waiver of any of the terms of this Agreement are effective unless made in writing and executed by both parties.

     35. Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either party without the prior written consent of the other.
     36. Addresses for Notice. All communications provided for under this Agreement must be in writing and will be deemed given when delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the other party at the following address (or such other address as specified in writing):

If to Seller:	with a copy to:

AnchorBank, fsb	W. Charles Jackson
c/o Mark D. Timmerman	Michael Best & Friedrich, LLP
25 Main Street	100 East Wisconsin Avenue
Madison, WI 53703	Milwaukee, WI 53202
Fax: (608) 252-8783	Fax: (414) 277-0656

If to Buyer:	with a copy to:

Royal Credit Union	Sverre D. Roang
c/o James Watts, CIO	Whyte Hirschboeck Dudek, SC
PO Box 970	33 East Main Street, #300
Eau Claire, WI 54702-0870	Madison, WI 53703
     37. Counterparts. This Agreement and all other documents executed in connection with the Sale may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
     38. Severability. If any provision contained in this Agreement becomes illegal, null or void or against public policy, the remaining provisions will not be affected.
     39. Governing Law. This Agreement will be governed by and construed in accordance with the laws of Wisconsin.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

SELLER	BUYER
AnchorBank, fsb	Royal Credit Union

By:	By:

President

INDEX OF EXHIBITS
A.	Description of Real Estate

B.	Description of Fixtures and Equipment (as of a date within 30 days of the Agreement)

C.	Accepted Loans

D.	Additional Accepted Loans

E.	Buyer Field of Membership

F.	Unfunded Obligations

G.	Deposits

H.	Financial Reports

I.	Form of Assignment and Assumption Agreement

J.	Form of Assignment of Leases

Exhibit A
DESCRIPTION OF REAL ESTATE
Owned Real Estate
AnchorBank, fsb Amery Office
1080 Cornwall Avenue
Amery, WI 54001
AnchorBank, fsb Centuria Office
316 4th Street
Centuria, WI 54824
AnchorBank, fsb Milltown Office
21 West Main Street
Milltown, WI 54858
AnchorBank, fsb Osceola Office
500 Chieftain Street
Osceola, WI 54020
AnchorBank, fsb Star Prairie Office
100 Main Street
Star Prairie, WI 54026
AnchorBank, fsb Menomonie Office
2421 Stout Road
Menomonie, WI 54751
AnchorBank, fsb New Richmond Office
355 South Knowles Avenue
New Richmond, WI 54017
(Note: AnchorBank also owns another building and extra lots at 1443 S. Knowles Ave, and 330, 346 S. Knowles and 125 E. 4th Street, which are NOT included in sale).
AnchorBank, fsb Somerset Office
115 Parent Street
Somerset, WI 54025
AnchorBank, fsb Balsam Lake Office
Balsam Lake, WI 54810
(just parking lot used in connection with leased bank location)

AnchorBank, fsb River Falls Office
1150 North Main Street
River Falls, WI 54022
(Note: does include 143/157 E. Pomeroy, but does not include location of leased ATM
(the ATM lease will expire 11/30))
Leased Branch Locations:
AnchorBank, fsb Balsam Lake Office
100 Mill Street
Balsam Lake, WI 54810
AnchorBank, fsb Saint Croix Falls Office
2071 Glacier Drive, Suite 10
St. Croix Falls, WI 54024

Exhibit B
DESCRIPTION OF FIXTURES AND EQUIPMENT

Exhibit C
ACCEPTED LOANS

Exhibit D
ADDITIONAL ACCEPTED LOANS

Exhibit E
BUYER FIELD OF MEMBERSHIP
The rights of members of the Buyer are determined and exercised in accordance with applicable law, the Articles and Bylaws of the Buyer and policies of its Board.
Employees of the former Eau Claire plant of Uniroyal; persons residing or employed in the Wisconsin counties of Barron, Buffalo, Burnett, Chippewa, Clark, Dunn, Eau Claire, Jackson, Marathon, Pierce, Pepin, Polk, Rusk, St. Croix, Taylor, Trempealeau, Washburn and Wood; employees of Marten Transport; any member of the University of Wisconsin — Eau Claire Alumni Association; and any employee of Tenneco-Packaging Corporation at their plan in Colby, WI, and office in the City of Appleton, Wisconsin; persons residing or employed in the Minnesota counties of Anoka, Carver, Chisago, Dokata, Goodhue, Hennepin, Olmsted, Ramsey, Scott, Wabasha, Washington and Winona and employees of firms and independent contractors contractually associated with such firms domiciled in Minnesota or Wisconsin and affiliated with the Minnesota realtor associations or Wisconsin realtor associations or where such individuals are themselves a member of a Minnesota realtor association or Wisconsin realtor association.
A public depositor, any employee of the Buyer, and any member of the immediate family of any other eligible person may become a member of the credit union in the manner provided in the Bylaws of the Buyer. Any organization or association of individuals, the majority of the directors, owners and members of which are eligible for membership, may be admitted to membership in the same manner and under the same conditions as individuals.

Exhibit F
UNFUNDED OBLIGATIONS

Exhibit G
DEPOSITS

Exhibit H
FINANCIAL REPORTS

Exhibit I
ASSIGNMENT AND ASSUMPTION AGREEMENT
          ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of                     , 200___by and between                                          (“Seller”), and                                          (“Buyer”).
WITNESSETH:
          WHEREAS, Seller and Buyer have entered into a Branch Purchase Agreement dated as of                      2009 and pursuant to the Branch Purchase Agreement Seller has agreed to sell the Assets to Buyer and Buyer has agreed to purchase the Assets, assume the liabilities related to the Assets and the Deposits (as such terms are defined in the Branch Purchase Agreement);
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, Seller and Buyer agree as follows:
          1. Assignment. Effective as of the date of this Agreement, Seller assigns and transfers to Buyer, upon the terms and conditions in the Branch Purchase Agreement, without recourse, representation or warranty except as explicitly provided in the Branch Purchase Agreement, all of its right, title and interest in and to the Assets.
          2. Assumption. Effective as of the date of this Agreement, Buyer assumes and agrees to pay, discharge or perform, as appropriate, the Assumed Obligations (as defined in the Branch Sale Agreement) from and after the Effective Time, all in accordance with the provisions of the Branch Purchase Agreement.
          3. Governing Law. This Agreement will be governed by and construed in accordance with the laws of Wisconsin (except for conflict of laws provisions).
          IN WITNESS WHEREOF, the parties have executed this Agreement in their respective corporate names by their respective duly authorized officers, all as of the day and year first written above.

SELLER		BUYER

By:		By:

	[Name, Title]		[Name, Title]

Exhibit J
ASSIGNMENT AND ASSUMPTION OF LEASES
[To be agreed upon as part of the Real Estate Documents as defined herein]